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                                                                    Exhibit 99.1

Contact: R. Scott Murray                     John Suske
         Executive Vice President and        Investor Relations
         Chief Financial Officer             (617) 494-5816
         (617) 494-5861                      jsuske@learningco.com
         smurray@learningco.com

For Immediate Release

    MAJOR CANADIAN INSTITUTIONS TAKE POSITION IN THE LEARNING COMPANY, INC.

CAMBRIDGE, MA., March 6, 1998 - The Learning Company, Inc. (NYSE: TLC) announced today that its Canadian subsidiary, SoftKey Software Products Inc., agreed to sell to certain Canadian institutional investors approximately 6.25 million special warrants for aggregate proceeds of approximately U.S. $104 million. Each special warrant is exercisable without additional payment for one SoftKey exchangeable non-voting share. SoftKey's exchangeable non-voting shares are exchangeable on a one-for-one basis for common stock of The Learning Company, Inc. without additional payment.

The private placement is ultimately subject to certain conditions, including receipt of certain regulatory approvals.

THE SECURITIES DESCRIBED ABOVE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO A U.S. PERSON ABSENT REGISTRATION OR AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT.

The Learning Company, Inc. develops, publishes and markets a family of premium software brands that educate across every age, from young children to adults. The company's products are sold in more than 23,000 retail stores in North America and through multiple distribution channels including school sales, on-line, direct marketing and OEM. The company also develops, publishes and distributes products worldwide including France, Germany, the United Kingdom, Holland and the Pacific Rim. The Learning Company is headquartered at One Athenaeum Street, Cambridge, MA, 02142; telephone (617) 494-1200; fax (617) 494-1219.